Exhibit 107
Calculation of Filing Fee Tables
Form F-3
(Form Type)
Gogoro Inc.
(Exact name of registrant as specified in its charter)
Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Ordinary Shares, par value	457(c)	$60,242,121	$1.29	$77,763,541.89	0.0001476	$11,477.90

	Total Offering Amounts					$77,763,541.89		$11,477.90

	Total Fee Offsets

	Net Fee Due							$11,477.90
(1)Represents the initial maximum number of Ordinary Shares acquired by Castrol Holding in a private placement transaction.
(2)This estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s Ordinary Shares on August 19, 2024, as reported on the Nasdaq Global Select Market.
(3)The Registrant will not receive any proceeds from the sale of its Ordinary Shares by the selling securityholders.
(4)All 60,242,121 Class A ordinary shares are to be offered for resale by the selling securityholders named in the prospectus contained in this Registration Statement on Form F-3.